TYGH CAPITAL MANAGEMENT, INC. (“TCM”)
CODE OF ETHICS
June 2011
The following Code of Ethics (the “Code”) has been adopted by Tygh Capital Management (the “Company”) and is designed to comply with Section 17(j) of the Investment Company Act of 1940 (the “1940 Act”), Rule 204A-1 under the Investment Advisers Act of 1940, and the Insider Trading and Securities Fraud Enforcement Act of 1988. This Code is intended to establish standards and guidelines that govern both the business conduct and personal trading of employees of the Company.
1. Statement of General Principles and Standards of Conduct
All employees of the Company shall act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, and other employees. Employees must strive to maintain knowledge of and comply with all applicable laws, rules and regulations of any governmental agency, regulatory organization, or professional association that governs the Company’s or the employee’s professional activities. These principles are based on the fiduciary duty that employees owe to the Company’s advisory clients, which include both its separately managed accounts and any mutual funds advised by the Company. The Company has adopted the Standards of Professional Conduct that have been issued by the CFA Institute, a copy of which is attached as Appendix A. Employees shall adhere to these standards in the conduct of their business activities to the extent the standards are applicable to that particular activity.
With respect to personal trading, all employees of the Company owe a fiduciary duty to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions or take unfair advantage of their relationship with the Company. Company personnel must adhere to this general principle as well as the specific requirements set forth in this Code. All employees should understand, however, that technical compliance with the specific requirements of the Code does not automatically insulate them from liability or a review of trades that show a pattern of a breach of an individual’s fiduciary duty.
Employees should avoid situations that present actual as well as potential conflicts of interest. As a general principle, it is imperative that the Company’s employees also avoid any situation that might compromise or call into question their exercise of independent judgment in the interest of the Company’s clients. Areas of concern relating to independent judgment include, among other things, unusual investment opportunities, perks and gifts of more than de minimus value from persons doing or seeking to do business with the Company.
Purchases and sales of securities shall be made only in accordance with this Code and the Company’s Policy and Procedures Designed to Detect and Prevent Insider Trading.

2. Definitions
(a) “Access person” means any director, officer, trader, advisory person or employee of the Company.
(b) “Advisory person” means (i) any officer or employee of the Company who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Company or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a security. Attached to this Code as Appendix B is the current list of employees considered advisory persons.
(c) A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.
(d) “Beneficial ownership” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. The term “pecuniary interest” is further defined to mean “the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.” Beneficial ownership includes accounts of a spouse, minor children and relatives resident in the home of the access person, as well as accounts of another person if the access person obtains benefits from the account substantially equivalent to those of ownership. For additional information, see Appendix C.
(e) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.
(f) “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.
(g) “Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include:
(i) direct obligations of the Government of the United States;
(ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iii) shares issued by money market funds;
(iv) shares issued by open-end funds other than a fund that is advised by the Company; and

(v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which is a fund advised by the Company.
3. PreClearance of Transactions
Prior to effecting any personal transaction, access persons shall have all purchases or sales of any security, including shares of a mutual fund advised by the Company, in which they have, or by reason of such purchase acquire, any direct or indirect beneficial ownership, approved in writing by the Company’s Compliance Officer. If the Compliance Officer is unavailable to approve a trade, the Chief Investment Officer may approve the trade. If the approving officer of the Company is not in the Company’s office and therefore unable to sign the approval form, the employee requesting the approval may rely on a verbal approval and the required approval form must be signed by the approving officer as soon as practicable. Any preclearance approval is valid for 24 hours.
NOTE: See the definition of security in Section 2(g) and the exemptions in Section 5 to determine whether a transaction is subject to the pre-clearance requirement.
4. Prohibited Transactions
(a) Prohibited Purchases and Sales. No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his or her knowledge at the time of such purchase or sale (i) is being considered for purchase or sale by the Company or (ii) is being purchased or sold by the Company. In addition, all access persons shall comply with the Company’s Policy and Procedures Designed to Detect and Prevent Insider Trading, which prohibits any person from purchasing or selling a security while in possession of material non-public information or communicating such information in connection with a transaction.
(b) Initial Public Offerings. No access person shall purchase or sell, directly or indirectly, any equity security issued in an initial public offering.
(c) Private Placements. No advisory person shall purchase any securities issued in a private placement (as that term is generally recognized as an exempt transaction from registration under the federal securities laws) except pursuant to the prior written approval of the Company’s Compliance Officer, which approval shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Company’s advisory client and whether the opportunity is being offered to the advisory person by virtue of his or her position with the Company. In addition, any advisory person who owns or has been authorized to acquire securities in a private placement is required to disclose that ownership if he or she plays a material role in the Company’s subsequent investment decision regarding the same issuer of the security. In that circumstance, the Company’s decision to purchase such securities must be subject to an independent review by members of the Company’s Investment Team with no personal interest in the issuer.

(d) 5-Day Blackout Period. No advisory person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership within a period of five business days before or after a purchase or sale by an advisory client or fund over which the advisory person exercises investment discretion. Any profits realized on trades within the proscribed periods shall be disgorged to the Company for the benefit of the advisory client or fund or, alternatively, to a charitable organization (qualified under Section 5Ol(c) of the Internal Revenue Code) of the advisory person’s choice.
The blackout period restriction under this Section should not operate to the detriment of any client account or fund. Therefore, if an advisory person has executed a transaction in a security for his or her personal account and within five business days thereafter wishes to purchase or sell that security for a client account or fund over which he or she exercises investment discretion, the advisory person shall submit a written explanation, at the time of the trade order for the account, to the Compliance Officer describing the circumstances relating to the decision to trade the security for the account. Based on the specific circumstances and a determination that the advisory person has not otherwise violated the Code of Ethics, including the Statement of General Principles and Standards of Conduct, the Compliance Officer shall approve the trade for the client account and, depending on the facts and circumstances, may determine that the prior personal transaction by the advisory person not be considered a violation of the five day black-out period restriction. The Compliance Officer shall maintain a written record of the approval and any determinations.
(e) Short-Term Trading. For the purpose of preventing the unfair use of information that may be obtained by an advisory person, any profit realized by an advisory person from any purchase and sale, or any sale and purchase, of any security in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership (other than an exempted security under this Code), within any period of less than 30 days shall inure to and be recoverable by the Company for the benefit of a charitable organization (qualified under Section 5Ol(c) of the Internal Revenue Code) of his or her choice. This prohibition shall not apply unless such advisory person was the beneficial owner of the security or of an interest in the security both at the time of the purchase and sale, or sale and purchase.
Exceptions to the short-term trading ban may be approved in advance by the Company’s Compliance Officer where it is determined that no abuse is involved and the equities of the situation strongly support an exception to the ban. Circumstances that could provide the basis for an exception under this paragraph may include for example, among other things, an involuntary transaction that is the result of unforeseen corporate activity, the disclosure of a previously nonpublic, material corporate, economic or political event or activity that could cause a reasonable person in like circumstances to sell a security even if originally purchased as a long term investment, or the advisory person’s economic circumstances materially change in such a manner that enforcement of the short-term trading ban would cause an extreme hardship on the advisory person.
(f) Exemption for Large Cap Trades. The prohibitions in Section 4(d) and 4(e) shall not apply to the purchase or sale by the advisory person of a security issued by a company with a market capitalization greater than $10 billion at the time of the transaction. This exception to the black-out period and short-term trading prohibitions recognizes that transactions by the advisory person or the Company which involve securities of companies with a high market capitalization are not likely to materially affect the price of the security involved.
5. Exempted Transactions
In addition to any other exemptions in this Code and except as otherwise noted below, the prohibitions of Section 4 and the preclearance required by Section 3 of this Code shall not apply to:
(a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control. Access persons should review any third party discretionary accounts with the Compliance Officer to determine if that account is exempt under this provision.
(b) Purchases or sales of securities that are not eligible for purchase or sale by the Company.
(c) Purchases or sales which are non-volitional on the part of either the access person or the Company (e.g., stock splits, automatic conversions, etc.).
(d) Purchases which are part of an automatic dividend reinvestment or investment plan.
(e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
(f) Purchases and sales of financial futures or option contracts on securities indexes traded on a national securities or commodities exchange, including exchange-traded unit investment trusts or funds (also known as ETFs).
(g) Purchases and sales approved by the Company’s Compliance Officer if it is determined after appropriate inquiry that the transaction is not potentially harmful to an advisory client because it would be very unlikely to affect a highly institutional market, or because it clearly is not related economically to the securities eligible to be purchased, sold or held by the Company, and that the purchase or sale does not violate the Insider Trading and Securities Fraud Enforcement Act of 1988.
6. Prohibited Activities by Advisory Persons
(a) Gifts and Entertainment. Advisory persons are prohibited from receiving, either directly or indirectly, anything of value in excess of a “de minimus” amount from any person or any employee of an entity that does or seeks to do business with the Company. Employees are prohibited from the receipt of any entertainment from any company with which the Company has current or prospective business dealings, unless the entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety. Attached as Appendix E is guidance on the Company’s gift and entertainment policies and reporting requirements.
(b) Service as a Director. Advisory persons are prohibited from serving on the boards of directors of publicly traded companies, absent a prior authorization from the Compliance Officer based on a determination that the board service would not be inconsistent with the interests of the Company’s advisory clients.
(c) Misuse of Inside Information. All employees must comply with the provisions of the Company’s Policy on Insider Trading, which is designed to prevent and detect the misuse of material, nonpublic information.
7. Reporting
(a) Duplicate Confirmations. The Trading Department or Compliance Officer will obtain duplicate brokerage confirmations for all purchases and sales of a security by access persons and shall compile summaries of all trades entered and all transactions completed. Such reports shall include the name of the security, date of transaction, quantity, price and the broker-dealer through which the transaction was effected. The obligation to provide duplicate confirmations applies to all brokerage transactions even if the transaction is exempt from the prohibitions under this Code.
(b) Disclosure of All Personal Holdings. Each access person shall provide a list of all security holdings (a “holdings report”) beneficially owned by the access person (1) within 10 days of commencement of employment and (2) on an annual basis thereafter by January 30. The holdings report shall contain (i) the title and type of security, the exchange ticker symbol or CUSIP number, the number of shares held, and the principle amount of each security in which the access person has any direct or indirect beneficial ownership, (ii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held, and (iii) the date the access person submits the report. Each holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.
(c) Quarterly Transaction Report. Each access person shall provide a completed quarterly transaction report no later than 30 days after the end of each calendar quarter. The report must describe each security transaction for the prior quarter and set forth the name of the security, date of transaction, quantity, price and the broker-dealer through which the transaction was effected. The report does not require the access person to duplicate information contained in confirmations received by the Company under paragraph 7(a) of the Code.
8. Reporting Violations; Certification of Compliance
(a) Access persons must report any violations of the Code (committed either by the reporting employee or any other employee of the Company) promptly to the Compliance Officer. The reporting of a violation shall be treated as confidential by the Company and its Compliance Officer.

(b) Access persons shall certify upon inception of employment and annually thereafter that they (i) have read and understood the Code and are subject thereto, (ii) have complied with the requirements of the Code and (iii) have disclosed or reported all personal securities transactions as required by the Code. The Company shall provide all employees with a copy of the Code and any amendments.
9. Sanctions
Upon discovering a violation of this Code, the Company may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.
On an annual basis, the Compliance Officer shall prepare a written report to the management of the Company that (1) summarizes existing procedures concerning personal investing and any changes in the Code or other procedures during the past year, (2) identifies any violations of the Code requiring significant remedial action during the past year, and (3) identifies any recommended changes in existing restrictions and procedures based on the Company’s experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

APPENDIX A
Statement of
The Standards of Professional Conduct
General Principles of Conduct
Managers have the following responsibilities to their clients.
Managers must:
1.	Act in a professional and ethical manner at all times.

2.	Act for the benefit of clients.

3.	Act with independence and objectivity.

4.	Act with skill, competence, and diligence.

5.	Communicate with clients in a timely and accurate manner.

6.	Uphold the applicable rules governing capital markets.
Asset Manager Code of Professional Conduct
A.	Loyalty to Clients

Managers must:

1.	Place client interests before their own.

2.	Preserve the confidentiality of information communicated by clients within the scope of the Manager—client relationship.

3.	Refuse to participate in any business relationship or accept any gift that could reasonably be expected to affect their independence, objectivity, or loyalty to clients.

B.	Investment Process and Actions

Managers must:

1.	Use reasonable care and prudent judgment when managing client assets.

2.	Not engage in practices designed to distort prices or artificially inflate trading volume with the intent to mislead market participants.

3.	Deal fairly and objectively with all clients when providing investment information, making investment recommendations, or taking investment action.

4.	Have a reasonable and adequate basis for investment decisions.

5.	When managing a portfolio or pooled fund according to a specific mandate, strategy, or style:
a.	Take only investment actions that are consistent with the stated objectives and constraints of that portfolio or fund.

b.	Provide adequate disclosures and information so investors can consider whether any proposed changes in the investment style or strategy meet their investment needs.
6.	When managing separate accounts and before providing investment advice or taking investment action on behalf of the client:
a.	Evaluate and understand the client’s investment objectives, tolerance for risk, time horizon, liquidity needs, financial constraints, any unique circumstances (including tax considerations, legal or regulatory constraints, etc.) and any other relevant information that would affect investment policy.

b.	Determine that an investment is suitable to a client’s financial situation.
C.	Trading

Managers must:

1.	Not act or cause others to act on material nonpublic information that could affect the value of a publicly traded investment.

2.	Give priority to investments made on behalf of the client over those that benefit the Managers’ own interests.

3.	Use commissions generated from client trades to pay for only investment-related products or services that directly assist the Manager in its investment decision making process, and not in the management of the firm.

4.	Maximize client portfolio value by seeking best execution for all client transactions.

5.	Establish policies to ensure fair and equitable trade allocation among client accounts.

D.	Risk Management, Compliance, and Support

Managers must:

1.	Develop and maintain policies and procedures to ensure that their activities comply with the provisions of this Code and all applicable legal and regulatory requirements.

2.	Appoint a compliance officer responsible for administering the policies and procedures and for investigating complaints regarding the conduct of the Manager or its personnel.

3.	Ensure that portfolio information provided to clients by the Manager is accurate and complete and arrange for independent third-party confirmation or review of such information.

4.	Maintain records for an appropriate period of time in an easily accessible format.

5.	Employ qualified staff and sufficient human and technological resources to thoroughly investigate, analyze, implement, and monitor investment decisions and actions.

6.	Establish a business-continuity plan to address disaster recovery or periodic disruptions of the financial markets.

7.	Establish a firmwide risk management process that identifies, measures, and manages the risk position of the Manager and its investments, including the sources, nature, and degree of risk exposure.

E.	Performance and Valuation

Managers must:

1.	Present performance information that is fair, accurate, relevant, timely, and complete. Managers must not misrepresent the performance of individual portfolios or of their firm.

2.	Use fair-market prices to value client holdings and apply, in good faith, methods to determine the fair value of any securities for which no independent, third-party market quotation is readily available.

F.	Disclosures

Managers must:

1.	Communicate with clients on an ongoing and timely basis.

2.	Ensure that disclosures are truthful, accurate, complete, and understandable and are presented in a format that communicates the information effectively.

3.	Include any material facts when making disclosures or providing information to clients regarding themselves, their personnel, investments, or the investment process.

4.	Disclose the following:
a.	Conflicts of interests generated by any relationships with brokers or other entities, other client accounts, fee structures, or other matters.

b.	Regulatory or disciplinary action taken against the Manager or its personnel related to professional conduct.

c.	The investment process, including information regarding lock-up periods, strategies, risk factors, and use of derivatives and leverage.

d.	Management fees and other investment costs charged to investors, including what costs are included in the fees and the methodologies for determining fees and costs.

e.	The amount of any soft or bundled commissions, the goods and/or services received in return, and how those goods and/or services benefit the client.

f.	The performance of clients’ investments on a regular and timely basis.

g.	Valuation methods used to make investment decisions and value client holdings.

h.	Shareholder voting policies.

i.	Trade allocation policies.

j.	Results of the review or audit of the fund or account.

k.	Significant personnel or organizational changes that have occurred at the Manager.

l.	Risk management processes.

APPENDIX B
Thomas R. Abernethy
Amaya M. Bilbao Cromwell
Mickey S. Brivic
Michael C. Coyne
Jeff B. Curtis
Maria Hatziyiannis
Scott W. Haugan
Bret Hokkanen
Richard J. Johnson
Julie R. McAdams
Dayton E. Rodegerdts

APPENDIX C
Examples of Beneficial Ownership
For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:
•	securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•	securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

•	securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust;

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•	securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•	securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:
•	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.
These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to Chief Compliance Officer.

APPENDIX D
Pay to Play Policy
The SEC has adopted new rules on political contributions by investment advisers that are effective on March 14, 2011. Under the new rules TCM may not provide advisory services for compensation to a government client for two years after TCM or its employees make a contribution to certain elected officials or candidates. Additionally, the new rule prevents TCM from soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where TCM is providing or seeking government business. The restriction even applies to government entities that are invested in our Funds. (The SEC is deferring this portion of the new rule because of the difficulty of identifying the entities invested in the Funds.) The SEC rule requires us to maintain certain records of the political contributions made by TCM and its employees. The new rule is referred to as “pay to play” policies for investment advisers.
There are exceptions in the rule for smaller contributions. The rule permits you (but not TCM) to make aggregate contributions without triggering the two year time out of up to $350, per election, to an official or candidate for whom you are entitled to vote, and up to $150, per election, to someone for whom are not entitled to vote. (Primary and general elections are considered separate.)
Given the severe consequences of violating this pay-to-play rule, all political contributions require pre-approval by the Chief Compliance Officer until further notice. In addition, TCM has a new recordkeeping requirement that it keep track of all employee contributions. A copy of that form is attached.

		All direct or indirect contributions made by the IA	Name and address of each regulated
	Gov’t Entities to which IA	or any covered employee to an official of a gov’t	person to whom the IA provides
Name of Employee, Title, Home	provides or has provided	entity, political party of a state or political	directly or indirectly pmt to solicit a
Address and Business Address	investment advisory services	subdivision thereof, or to a political action committee	gov’t entity for IA services on it’s behalf
Jeff B. Curtis*			NA
President
Home Address: 3601 SW 44th
Portland, OR 97221

Richard J. Johnson*
Chief Executive Officer
Home Address: 3889 Southshore Blvd
Lake Oswego, OR 97034

Thomas R. Abernethy*
Vice President
Home Address: 3750 NW Devoto Ln
Portland, OR 97229

Amaya Bilbao Cromwell*
Compliance Administrator
Home Address: 3456 Ponderosa Loop
West Linn, OR 97068

Mitchell S. Brivic*
Senior Vice President
Home Address: 1030 Terrace Drive
Lake Oswego, OR 97034

Michael C. Coyne*
Vice President
Home Address: 17345 Bergis Farm Dr
Lake Oswego, OR 97034

		All direct or indirect contributions made by the IA	Name and address of each regulated
	Gov’t Entities to which IA	or any covered employee to an official of a gov’t	person to whom the IA provides
Name of Employee, Title, Home	provides or has provided	entity, political party of a state or political	directly or indirectly pmt to solicit a
Address and Business Address	investment advisory services	subdivision thereof, or to a political action committee	gov’t entity for IA services on it’s behalf
Maria A. Hatziyiannis*
Administrative Assistant
Home Address: 3327 NE 144th Avenue
Portland, Oregon 97230

Scott W. Haugan
Vice President
Home/Business: 48 East Fieldview Circle
Bozeman, MT 59715

Bret D. Hokkanen*
Vice President
Home Address: 6410 SW Meade Court
Portland, OR 97225

Julie R. McAdams*
Investments Administrator
Home Address: 3380 SW Delaney Plc
Portland, OR 97225

Dayton E. Rodegerdts*
Vice President
Home Address: 123 NW 12th Ave
Apt 1434
Portland, OR 97209

*	Business Address: 1211 SW Fifth Avenue, Suite 2100

Portland, OR 97204
For any contributions reported on this form, the following records must be maintained in chronological order: (i) Name and tital of each contributor, (ii) name and title of each recipient of a contribution or payment, (iii) amount and date of each contribution or payment, and (iv) whether any such contribution was the subject of the exception for certain returned contributions pursuant to §275.206(4)-5(b)(2).

APPENDIX E
The Company has adopted a policy on gifts and entertainment that is set forth in section 6 of the Code of Ethics. Under that policy, employees may not receive:
“either directly or indirectly, anything of value in excess of a “de minimus” amount from any person or any employee of an entity that does or seeks to do business with the Company. Employees are prohibited from the receipt of any entertainment from any company with which the Company has current or prospective business dealings, unless the entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.”
This policy covers two potential conflicts of interest — the outright receipt of a gift (e.g., wine, event tickets, personal items, etc.) and the attendance of a sponsored entertainment event. The first restriction is on the receipt of gifts. For purposes of this policy, we consider the receipt of any gift over $100 (either individually or in the aggregate for a given calendar year) to be prohibited. Regarding the separate policy on entertainment, in addition to the above language in italics, the provider of any meals and/or entertainment (e.g., sporting events) should be present at the event along with the employee. Otherwise the cost of that entertainment or meal falls into the category of a gift to the employee and subject to the $100 restriction.
We have generally ensured compliance with this policy by discussing the receipt of gifts/entertainment with employees throughout the year and at periodic employee compliance meetings. For the size of the firm and the perceived level of such activity, that practice was considered adequate in the past. Given the growth in the size of the firm and its business/trading activities, as well as the increased regulatory scrutiny of this topic, we are adopting a new practice of maintaining a record of all gifts and certain entertainment. The record log will be used by the Chief Compliance Officer and senior management to ensure (i) that the receipt of gifts complies with the policy and (ii) that entertainment received by employees is reasonable in terms of cost and appropriate as to time, place and frequency. A sample of the form to be used to report any gift or entertainment is attached.
Some guidance of the reporting:
•	All gifts should be reported. As is our usual practice, most gifts are pooled and handed out randomly over the Christmas holiday.

•	All entertainment during the month that exceeds $75 in value for the event should be reported within 5 business days of month end. The value is your reasonable estimate of the sum of everything received for that event (meal, golf fees, sporting events tickets, etc).

•	It is appropriate and reasonable for employees to attend an event or be entertained by someone if they believe there is a business purpose associated with the activity. Building and maintaining relationships with service providers is a valid business purpose but employees should recognize that a high frequency of such activity with the same provider presents a possible conflict of interest and should be avoided. If there are questions about this guidance, you should see Jeff or Rick to discuss.